Exhibit 10.1

Calidi Biotherapeutics, Inc.

September 16, 2025

To:	Wendy Pizarro

Re:	CONFIDENTIAL Separation Agreement

Dear Wendy:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Calidi Biotherapeutics, Inc. (the “Company”) is offering to aid in your employment transition. This Agreement shall be effective on the “Effective Date” specified herein.

1. Separation. Your employment with the Company is terminated effective October 17, 2025 (the “Separation Date”).

2. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused Paid Time Off earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether you enter into this Agreement.

3. Severance Payment. If you sign, date and return this Agreement to the Company and allow it become Effective pursuant to paragraph 14(d) below, then the Company will provide you with the following i) a bonus in the amount of $85,000, upon the successful and effective corporate spin-off, out-licensing, or similar transaction relating to Nova Cell prior to October 31, 2025. This bonus is above and beyond any monies due you stemming from your employment with the Company, and ii) a severance in the amount of $212,500, which is equal to six (6) months of your final base salary (the “Severance Payment”). The Severance Payment will be subject to standard payroll withholdings and deductions, and it will be paid to you in equal installments for six (6) months on the Company’s regularly occurring payroll dates, commencing on the first regular payroll date following the Effective Date pursuant to paragraph 14(d). Subject to the Company’s discretion, a full and remaining lump sum payment may be made at any time prior to the final payment date.

4. Equity Awards. On or by the Final Service Date, the vesting of your outstanding stock options and any other equity awards (the “Options”) will cease, and your unvested shares shall terminate, on the later of the Separation Date or the termination or expiration of any consulting agreement (the “Final Service Date”). Your Options are governed by the terms and conditions of your governing grant agreements with the Company and the applicable equity plan, copies of which you have received.

Wendy Pizarro
September 16, 2025

5. COBRA. Provided you timely elect COBRA coverage, for a period of six (6) months following the Effective Date (or such earlier time you become eligible to enroll in a group health insurance plan by means of subsequent employment or self-employment or the date the continuation period under COBRA expires), the Company will pay on a monthly basis, the monthly premium you and/or your covered dependents, as applicable, are required to pay for the continuing coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company’s obligations under this provision applies to only you and any such dependents who were covered under the Company’s health insurance plans as of the Separation Date. If the Company cannot provide you with the foregoing benefit in a manner that is exempt from Section 409A or that is otherwise compliant with applicable law, the Company shall instead pay you the foregoing monthly amount as a taxable monthly payment for the period of six (6) months. You shall be solely responsible for all matters relating to the continuation of coverage pursuant to COBRA, including the election of coverage and the timely payment of premiums or co-pays. You shall notify the Company immediately if you receive new health coverage by means of employment or self-employment. Unless otherwise stated herein, you acknowledge that commencing with the 7th month of COBRA coverage, you shall be solely responsible for the payment of COBRA premiums.

6. No Other Compensation or Benefits. You acknowledge and agree that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation or renumeration (including but not limited to base salary, wages, penalties, commissions, bonuses, profit sharing, advances, vacation pay, and any other incentive-based compensation as well as all non-economic and non-compensatory damages to which you are or may become entitled or eligible), and that the Company shall owe you nothing further once you receive the Severance Payment set forth in paragraph 3, above, with the exception of any vested benefits you may have under the express terms of a written ERISA- qualified benefit plan (e.g., 401(k) account) You agree that California Labor Code section 206.5 is not applicable because there is a good faith dispute as to whether the Company owes you any wages. Section 206.5 provides, in pertinent part, as follows: “An employer shall not require the execution of a release of claim right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made.”

7. Expense Reimbursements. You agree that, within fifteen (15) days following the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

Wendy Pizarro
September 16, 2025

8. Return of Company Property; Retention of Laptop. On or by the Final Service Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including but not limited to any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone, Android device, or iPad) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then on or before the fifth day following the Separation Date, or earlier if requested by the Company, you will provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form. This includes but is not limited to the e- mail records and attachments from your e-mail account. Your timely compliance with the provisions of this Section is a condition of your receipt of the Severance Payment. Notwithstanding the foregoing, as an additional item of consideration for your execution of this Agreement and compliance with its terms, the Company agrees to transfer ownership of your Company-issued laptop computer (Company Property Serial No. 0038) to you “as-is” and without any representation or warranty, effective as of the Effective Date. You acknowledge and agree that the Company shall perform its customary restoration procedures, including deleting or removing any Company confidential or proprietary information from the laptop prior to transfer, and the laptop will be provided in its current condition, with no obligation on the part of the Company to provide maintenance or support.

9. Proprietary Information Obligations. You acknowledge and affirm your continuing obligations under your Proprietary Information and Inventions Assignment Agreement (the “PIIA”), which include but are not limited to your continuing obligations not to use or disclose any confidential or proprietary information of the Company. The PIIA is attached hereto as Exhibit A and is incorporated by reference as though fully set forth herein. You also agree to continue to abide by any confidentiality obligations under the Company’s Handbook in effect during the term of your employment.

10. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. If any disclosures are made as provided in this paragraph, each individual shall first be informed of and agree to be bound by this confidentiality clause, or other such disclosures required by law to enforce this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Further, nothing in this Agreement prevents or restricts you from enforcing your Section 7 rights under the National Labor Relations Act, participating in section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of Severance Pay under this Agreement) or other otherwise cooperating with the National Labor Relation Board’s investigative process through investigation, testimony, or otherwise with an administrative agency or court. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf.

Wendy Pizarro
September 16, 2025

11. Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by law, such as through a valid subpoena, court order, or other similar compulsion of law, or as part of a government investigation. The Company will follow its standard neutral reference policy in response to any inquiries regarding you from prospective employers, i.e., only dates of employment and position(s) held will be disclosed. Notwithstanding any provision in this Agreement to the contrary, nothing herein shall prevent you from disclosing to or with others the terms of your employment, including, by way of example, your compensation, benefits, working hours or conditions or other matters that do not constitute non-public, proprietary information of the Company and unrelated to the amount of the Severance Pay, when the communication is not so disloyal, reckless, or maliciously untrue as to lose the protection of the law. Further, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

12. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

13. Cooperation. You agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, preparing for and providing deposition testimony, and preparing for and providing trial testimony. You agree to be truthful to the best of your abilities and knowledge with respect to any of the foregoing.

14. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Payment, you hereby generally and completely release the Company and its parent and subsidiary entities, and their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of your employment with the Company and/or are in any way related to events, acts, conduct, or omissions occurring prior to or on the Effective Date of this Agreement (collectively, the “Released Claims”).

Wendy Pizarro
September 16, 2025

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, wages, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, whistleblower, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) and the Older Workers Benefit Protection Act (collectively, the “ADEA”), the federal Family and Medical Leave Act, the California Family Rights Act, the California Labor Code (as amended) and the Private Attorney General Act (PAGA) pursuant to Labor Code Section 2699, et seq; (including any and all provisions authorizing you to seek civil penalties against Employer for wage-hour violations and/or relief under California Labor Code section 132(a)), and the California Fair Employment and Housing Act (as amended). In addition, by executing this Agreement, you hereby release any individual PAGA claims and waive your right, if any, to pursue non-individual representative PAGA claims including your right to represent the State in claiming civil penalties for Labor Code violations that you may claim you experienced or that any other employee claims to have experienced. You understand that this Agreement waives your right to serve as a representative of the State in bringing a claim on behalf of the State, and that it precludes you from bringing any claim for civil penalties on behalf of the State arising out of or related to your application for employment, employment, or separation of employment with the Company.

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the articles, bylaws, or governing agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claim for workers compensation benefits; and (iv) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, as stated above and to the maximum extent permitted by law, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf based on the claims that you have released and the rights you have waived by signing this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

Wendy Pizarro
September 16, 2025

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by written notification to the Company’s Chief Executive Officer at epoma@calidibio.com or Director of Human Resources consultant at chall@calidibio.com; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(e) Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in their favor at the time of executing the release and that, if known by them, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

15. Other Agreements. You also agree that:

15.1 You are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance. You have not been coerced, threatened, or intimidated into signing the Agreement;

15.2 You have been provided with the opportunity to consult with an attorney; You agree to be responsible for your own legal fees.

15.3 You have read this Agreement in its entirety and you understand and accept the terms and conditions of the Agreement;

15.4 You understand that you may hereafter discover facts different from or in addition to those you now believe to be true and that the release herein shall remain in effect as a complete and general release, notwithstanding any such different or additional facts; and

Wendy Pizarro
September 16, 2025

15.5 You understand this Agreement represents the compromise of disputed claims. You represent that, as of the date of this Agreement, you have no pending lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court of law. You further agree that, to the fullest extent permitted by law, you will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the Parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of you related in any way to the matters discharged herein.

16. Representations. You hereby represent that you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to applicable laws or the Company’s policies.

17. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof with the exception of any arbitration agreements and/or policy agreements signed by you during your employment with the Company regarding confidentiality, non-disclosure, non-solicitation, trade secret, and/or assignment of inventions and other intellectual property provisions to which you were subject. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and PDF signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) calendar days after your receipt and then send me the fully signed Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

Calidi Biotherapeutics, Inc.

/s/ Eric Poma
Eric Poma
Chief Executive Officer

Understood and Agreed:

/s/ Wendy Pizarro
Wendy Pizarro

Date 09/17/2025

EXHIBIT A

Proprietary Information and Inventions Agreement

Attached